                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement"), dated August 9, 2001 is by and among IPAYMENT HOLDINGS, INC., a Tennessee corporation ("Holdings"), FIRST ACQUISITION COMPANY, a Nevada corporation and a wholly owned subsidiary of Holdings ("Buyer"), 1st NATIONAL PROCESSING, INC., a Nevada corporation (the "Company"), T.A. Gillis ("Gillis"), Leon D. Ladd ("Ladd") and James L. Miller ("Miller") (each of Gillis, Ladd and Miller are referred to herein individually as a "Shareholder", collectively as the "Shareholders" and, together with the Company, the "Sellers").

                                   WITNESSETH:

      WHEREAS, the Company markets, distributes, sells and leases credit card transaction processing and other electronic payment processing services and products (the "Business");

      WHEREAS, the Shareholders own the shares of capital stock of the Company indicated on Schedule 3.05 hereto; and

      WHEREAS, the Company desires to sell and the Buyer desires to purchase substantially all of the assets used in connection with the operation of the Business.

      NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

      1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase from the Company and the Company shall sell, assign and deliver to Buyer, good and marketable title and all of the Company's right, title and interest of every type and nature and wherever situated, real, personal, tangible, or contingent, including without limitation thereto, the goodwill associated with the Business, owned or held by the Company in and to all of the assets used in connection with the Business, other than the Excluded Assets (as hereinafter defined), free and clear of all liens, liabilities and encumbrances except for Assumed Liabilities (as hereinafter defined), including without limitation the following (collectively, the "Assets"):

            (a) all of the Company's accounts receivable and other rights to receive payments from any person or entity relating to the operation of the Business after the Effective Time (as defined in Article II), substantially all of which are described in Schedule 1.01(a) hereto (collectively, the "Receivables");

            (b) all of the Company's inventory;

            (c) all of the Company's right, title and interest in and to the name "1st National Processing", together with all variations thereof, all patents, trademarks, tradenames, service marks, domain names, trade secrets, copyrights, computer software, data and documentation and confidential information concerning the Business, whether patentable or unpatentable, whether or not reduced to writing, practice, know-how, inventions, techniques, schematics, manufacturing and production processes and techniques, research and development information, financial marketing and business data, pricing and cost information, business and marketing plans and supplier lists and information, domain names and applications and registrations therefor and other proprietary rights relating to any of the foregoing and other intellectual property rights owned by the Company and used in connection with the Business, including without limitation the items described in Schedule 1.01(c) hereto (collectively, the "Owned Intellectual Property"), and all of the goodwill associated therewith;

            (d) all of the tangible personal property owned by the Company, including without limitation the equipment, machinery, furniture, fixtures, leasehold improvements and similar items described in Schedule 1.01(d) hereto;

            (e) all of the Company's interest in and to those capitalized leases of the Company described in Schedule 1.01(e) hereto (the "Capitalized Leases");

            (f) all of the Company's interest in and to those operating leases of the Company described in Schedule 1.01(f) hereto (the "Operating Leases" and, together with the capitalized leases, the "Assumed Leases");

            (g) all of the Company's interest in and to that certain Marketing Agreement (the "Marketing Agreement") dated as of July 16, 1999, between AmTrade International Bank of Georgia, through its division, AmTrade International Merchant Services ("AmTrade"), as assigned to First Data Merchant Services ("FDMS") and The Northern Trust Company ("Northern Trust") and subsequently amended on January 5, 2001;

            (h) all of the Company's interest in and to those certain agreements with Merchants (as hereinafter defined) substantially in the form attached as
Exhibit 1.01(h)(i) or Exhibit 1.01(h)(ii) (collectively, the "Merchant Agreements");

            (i) intentionally omitted;

            (j) all of the Company's interest in and to those certain license and other agreements to use patents, trademarks, tradenames, service marks, domain names, trade secrets, copyrights and other intellectually property that is not Owned Intellectual Property but that is used in connection with the Business, substantially all of which is set forth on Schedule 1.01(j) hereto (the "License Agreements");

            (k) all of the Company's interest in and to those other agreements described on Schedule 1.01(k) hereto (the "Contracts" and, together with the Capitalized Leases, Assumed Leases, Marketing Agreement and License Agreements, the "Assumed Contracts");

            (l) all of the Company's ownership interest, if any, in and to the merchant account reserves, deposits, security interest and any other collateral or security securing the obligations to the Company pursuant to any Assumed Contract (collectively, the "Deposits");

            (m) all of the Company's deposits, escrows, prepaid taxes or other advance payments relating to any expense of the Business, including without limitation any rent or other prepayment paid pursuant to any Assumed Contract;

            (n) all of the Company's rights pursuant to any warranty or guarantee made by any manufacturer or supplier of products or services to the Company;

            (o) any and all records, documents, lists and copies of correspondence related to current, past or prospective customers or merchants of the Company, including without limitation the customers or merchants set forth on Schedule 1.01(o) hereto (the "Merchants");

            (p) any and all documents, files, records and correspondence relating to the Business or the Merchants;

            (q) other than Excluded Claims (as defined in Section 1.02), all claims arising from or in connection with the Business after the Effective Time, whether known or unknown, contingent or otherwise;

            (r) all of the cash or immediately available funds received by the Company and the right to receive cash or immediately available funds from FDMS, Northern Trust or others arising from or in connection with transactions by Merchants after the Effective Time (the "Seller Cash"); and

            (s) all other tangible or intangible property owned by the Company or used in connection with the Business.

      1.02 Excluded Assets. The following assets are not intended by the parties hereto to be a part of the purchase and sale hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (a) all amounts due to the Company from the Shareholders or other affiliates of the Company and set forth on
Schedule 1.02(a) hereto; (b) the Company's corporate record books, minute books and tax records; (c) all of the Company's cash, cash equivalents and cash on hand (other than Deposits and Seller Cash); (d) all of the Company's accounts receivable and other rights to receive payments from any person or entity relating to the operation of the Business prior to the Effective Time; (e) claims arising in connection with any liability of the Sellers that is not an Assumed Liability ("Excluded Claims"); (f) the rights of the Company arising in connection with this Agreement; and (g) the assets of the Sellers relating to the Business set forth on Schedule 1.02(g).

      1.03 Assumption of Liabilities. Contemporaneously with the conveyance of the Assets by the Company to Buyer, the Company shall assign and transfer to Buyer, and Buyer shall accept, assume and agree to pay and perform the following liabilities and obligations of the Company (collectively, the "Assumed Liabilities"):

            (a) all obligations and liabilities of the Company to provide services after the Closing under the Assumed Contracts to the extent that the Company's rights thereunder are actually (with consent where required) assigned to the Buyer as set forth in the Assignment and Assumption Agreement (as hereinafter defined), provided, however, that the Buyer is not assuming any obligations or liabilities arising prior to the Closing, or for any breach or default, under any Assumed Contracts outstanding at the time of Closing or resulting from any event occurring before the Closing which with the giving of notice or the passage of time or both would result in a breach or default;

            (b) all obligations and liabilities of the Company under or pursuant to all warranties or guarantees made by any manufacturer or supplier of products or services to the Company to the extent that the Company's rights thereunder are actually assigned to Buyer;

            (c) the Company's obligation to its employees who accept offers of employment from Century II Staffing, Inc., a Tennessee corporation ("Century"), and are leased to Buyer as contemplated by Article VIII with respect to vacation, paid time off, sick leave and holiday benefits;

            (d) to the extent of any investigation fees collected by Buyer following Closing for investigations initiated by the Company prior to Closing, the Company's liability, if any, with respect to such investigations; and

            (e) the liabilities and obligations of the Company set forth on
Schedule 1.03(e) as the same exist at Closing; and

            (f) liability for all chargebacks or chargeback handling fees arising from or in connection with the Marketing Agreement which arise more than sixty (60) days after the Effective Time but which relate to transactions that occurred prior to the Effective Time.

The Buyer is not assuming, and shall not be deemed to have assumed, any obligations or liabilities of the Sellers other than the Assumed Liabilities specifically described above. No assumption by the Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve the Company or any Shareholder from any obligation or liability under this Agreement with respect to any representations or warranties made by the Company or any Shareholder to the Buyer and Holdings.

      1.04 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, the Buyer is not assuming and will not pay or perform any liabilities or obligations that are not specifically described in Section 1.03, whether fixed or contingent, known or unknown, disclosed or undisclosed, recorded or unrecorded and whether relating to the Assets, the Business or any other matter, facts or circumstances, including without limitation the following:

            (a) federal, state or local Tax (as hereinafter defined) liabilities or obligations of the Company and/or any Shareholder whether or not incurred prior to the date hereof or resulting from the consummation of the transactions contemplated herein;

            (b) any obligation or liability for services rendered by the Company;

            (c) any liability or obligation of the Company for or in respect of any loan, account payable or indebtedness;

            (d) any liability or obligation of the Company arising as a result of or out of any claim, any legal or equitable action, including without limitation those matters listed on Schedule 3.17 hereto, proceeding or investigation pertaining to or relating in any way to the Company initiated at any time, whether or not described in any schedule hereto, including without limitation any liability of the Company arising from or in connection with the Marketing Agreement and any liability relating to investigation fees other than those specifically assumed in 1.03 above;

            (e) any lien, liability or obligation arising out of any matters listed on Schedule 1.04(a) hereto;

            (f) any liability or obligation of the Company incurred in connection with the making or performance of this Agreement;

            (g) except as set forth in Section 1.03(c), any liability or obligation of the Company arising out of any Employee Benefit Plan (as defined in Article III) or any liability with respect to any pension or benefit plan of the Company or the termination of any such plan;

            (h) any liability or obligation of the Company for making payments of any kind (including as a result of the sale of the Assets or as a result of the termination of employment by the Company of employees or other labor claims) to employees of the Company or in respect of payroll taxes for employees of the Company, including without limitation any liabilities or obligations of the Company arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985;

            (i) liability for all chargebacks or chargeback handling fees arising from or in connection with the Marketing Agreement which arise on the Effective Time or within the sixty (60) days after the Effective Time but which relate to transactions that occurred prior to the Effective Time; and

            (j) liabilities or obligations arising out of any breach by the Company prior to the Closing of any Assumed Contract, including without limitation any such liability of the Company arising in connection with the Marketing Agreement.

      1.05 Purchase Price. Subject to the terms and conditions hereof, the consideration for the purchase and sale of the Assets shall be as follows (collectively, the "Purchase Price"):

            (a) Buyer shall assume the Assumed Liabilities;

            (b) Buyer shall tender to the Company in cash or otherwise immediately available funds (the "Cash") an aggregate amount equal to Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000.00);

            (c) Buyer shall execute and deliver to the Company a promissory note in the original principal amount of Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00) in substantially the form attached hereto as Exhibit 1.05(c) (the "Promissory Note");

            (d) On behalf of Sellers and in connection with the Settlement Agreement, Buyer shall tender to AmTrade in cash or otherwise immediately available funds an amount equal to Two Million and No/100 Dollars ($2,000,000.00); and

            (e) Holdings shall deliver to the Company a certificate evidencing Six Hundred Seventy Eight Thousand (678,000) shares of the common stock, no par value per share, of Holdings (the "Stock").

      1.06 Prorations. After the Closing Date, the Company and Buyer shall prorate as of the Closing Date any amounts which become due and payable after the Closing Date with respect to the Assumed Contracts, ad valorem taxes on the Assets, real property taxes and assessments and all utilities servicing any of the Assets, including without limitation water, sewer, telephone, electricity and gas service.

      1.07 Allocation of Purchase Price. The parties hereto agree that the allocation of the Purchase Price for tax purposes shall be made by the parties hereto in accordance with Schedule 1.07 hereto and shall be set forth in a statement prepared in accordance with the Code (as defined in Article III). The parties shall cooperate in the preparation of such statement which shall be filed as required by applicable law.

      1.08 Agent. The Company hereby appoints Buyer to act as its agent with respect to any and all merchant account reserves, deposits, security interests or other collateral or security (the "Reserves") securing obligations to the Company, FDMS, Northern Trust, Visa, MasterCard, American Express or other credit or debit card company (each, a "Credit Card Company") pursuant to the Marketing Agreement or any Merchant Agreement. As such agent, Buyer may direct, in its sole discretion, the use of such Reserves to satisfy any liability or obligation of the Company or a Merchant to any Credit Card Company.

                                   ARTICLE II
                                     CLOSING

      2.01 Closing. The consummation of the sale and purchase of the Assets and the other transactions contemplated hereby (the "Closing") shall take place in Nashville, Tennessee, at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, or other agreed upon location, at 10:00 A.M. local time within ten (10) days after the date on which all of the approvals and/or consents required pursuant to this Agreement hereof have been obtained, or at such other time as the parties hereto may mutually designate in writing (the "Closing Date"), but in no event later than August 3, 2001. Irrespective of the actual time of Closing, the closing of the transactions with respect to the Merchants, Merchant Agreements and the revenues and expenses arising in connection therewith shall be deemed to have taken place and shall be effective as of 12:01 a.m., central time, on August 1, 2001 (the "Effective Time") and, with respect to all other matters, shall be effective as of 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, all representations, warranties and covenants (to be performed prior to Closing) of the parties in this Agreement shall be measured and determined as of the Closing Date.

      2.02 Action of Seller at Closing. At the Closing, the Company shall deliver to Buyer the following:

            (a) Bill of Sale in the form attached hereto as Exhibit 2.02(a) (the "Bill of Sale") executed by a duly authorized officer of the Company;

            (b) Assignment and Assumption Agreement in the form attached hereto as Exhibit 2.02(b) executed by a duly authorized officer of the Company;

            (c) Consent to the Assignment of that certain Lease dated January 4, 2000 between the Company and Millennium Enterprises of Nevada, LLC ("Millennium") in the form attached hereto as Exhibit 2.02(c) executed by a duly authorized officer of Millennium;

            (d) Consent to Assignment of the Marketing Agreement in the form attached hereto as Exhibit 2.02(d) (the "Marketing Consent") executed by a duly authorized officer of each of FDMS and Northern Trust;

            (e) Consents to the assignment of all Assumed Contracts set forth on
Schedule 5.05 hereto executed by the applicable third party;

            (f) Intentionally omitted;

            (g) Intentionally omitted;

            (h) Non-Compete Agreement substantially in the form attached hereto as Exhibit 2.02(h) executed by a duly authorized officer of the Company;

            (i) Non-Compete Agreement substantially in the form attached hereto as Exhibit 2.02(i) executed by T. A. Gillis;

            (j) Subordination Agreement substantially in the form attached hereto as Exhibit 2.02(j) (the "Subordination Agreement") executed by a duly authorized officer of the Company;

            (k) Consent to Encumbrance Agreement substantially in the form attached hereto as Exhibit 2.02(k) (the "Encumbrance Agreement") executed by a duly authorized officer of each of FDMS and Northern Trust;

            (l) intentionally omitted;

            (m) an opinion from Nevada counsel to Sellers reasonably acceptable to Buyer, dated as of the Closing Date and addressed to the Buyer and Holdings in form and substance satisfactory to Buyer and Holdings, to the effect that: (i) the Company is a corporation validly existing under the laws of the State of Nevada and is duly qualified to do business in the States of Nevada and California; (ii) the authorized capital stock of the Company consists solely of 2,500 shares of common stock, $1.00 par value per share, of which 1,500 shares are issued and outstanding; (iii) the Company has full corporate power and authority to make, execute, deliver and perform this Agreement, and the Company Ancillary Documents to be executed and delivered by the Company, and all corporate and other proceedings required to be taken by the Company to authorize the execution and performance of this Agreement and the Company Ancillary Documents have been duly and properly taken; (iv) this Agreement and the Company Ancillary Documents constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity; (v) except as set forth on Schedule 3.02, neither the execution and delivery of this Agreement, the Company Ancillary Documents, nor the consummation of the transactions herein or therein contemplated, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under the Company's Articles of Incorporation or Bylaws; and (vi) this Agreement and the Shareholder Ancillary Documents constitute the valid and binding obligations of each Shareholder, enforceable against each Shareholder in accordance with their respective terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity;

            (n) an opinion from David J. Bartone, counsel to Sellers, dated as of the Closing Date and addressed to Buyer and Holdings in form and substance satisfactory to Buyer and Holdings, to the effect that: (i) except as set forth on Schedule 3.02, neither the execution and delivery of this Agreement, the Company Ancillary Documents, nor the consummation of the transactions herein or therein contemplated, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under any material agreement or instrument known to such counsel after reasonable inquiry to which the Company is a party or by which the Company is bound; (ii) except as set forth on Schedule 3.17, to such counsel's knowledge after due inquiry, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which relate to the Company, the Business, the Assets or the consummation of the transactions contemplated by this Agreement; and (iii) except as set forth on Schedule 3.03, neither the execution and delivery of this Agreement, the Shareholder Ancillary Documents nor the consummation of the transactions herein or therein contemplated, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under any material agreement or instrument known to such counsel after reasonable inquiry to which a Shareholder is a party or by which a Shareholder is bound;

            (o) copies of resolutions duly adopted by the Board of Directors and shareholders of the Company authorizing and approving the Company's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of the Company;

            (p) a certificate of an officer of the Company, dated as of the Closing Date, certifying that (A) the representations and warranties of the Company and each Shareholder made in this Agreement qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, on and as of such earlier date); and (B) the Company and each Shareholder has duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing;

            (q) a certificate of incumbency, dated as of the Closing Date, for the officers of the Company making certifications for Closing or executing this Agreement, the Assignment and Assumption Agreement, Bill of Sale, or any other Company Ancillary Document to be executed and delivered by the Company;

            (r) Termination of Employment Agreement in substantially the form attached hereto as Exhibit 2.02(r) executed by Ray Clayton ("Clayton");

            (s) Termination of Employment Agreement in substantially the form attached hereto as Exhibit 2.02(s) executed by James L. Plappert ("Plappert");

            (t) Intentionally omitted;

            (u) Termination of Employment Agreement in substantially the form attached hereto as Exhibit 2.02(u) executed by Christa Shook ("Shook");

            (v) an agreement resolving certain disputes concerning the Company's liability under the Marketing Agreement, in form and substance satisfactory to Buyer (the "Settlement Agreement") executed by duly authorized officers of each of AmTrade, FDMS and the Company;

            (w) intentionally omitted;

            (x) intentionally omitted;

            (y) a certificate of existence of the Company from the State of Nevada, dated the most recent practical date prior to Closing; and

            (z) all of the Assumed Contracts and the Company's books, records and other data relating to the Assets.

      Simultaneously with the delivery of the foregoing items, Sellers will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets.

      2.03 Action of Buyer at Closing. At the Closing, Buyer shall deliver to the Company the following:

            (a) the Cash;

            (b) the Promissory Note executed by a duly authorized officer of Buyer;

            (c) the Guaranty substantially in the form attached hereto as
Exhibit 2.03(c)(i) executed by a duly authorized officer of Holdings and the Guaranty substantially in the form attached hereto as Exhibit 2.03(c)(ii) executed by Gregory S. Daily;

            (d) a certificate evidencing the Stock;

            (e) the Assignment and Assumption Agreement executed by a duly authorized officer of Buyer;

            (f) intentionally omitted;

            (g) the Settlement Agreement executed by a duly authorized officer of Buyer;

            (h) the Subordination Agreement executed by a duly authorized officer of the Buyer and Holdings;

            (i) the Marketing Consent executed by a duly authorized officer of the Buyer;

            (j) the Encumbrance Agreement executed by a duly authorized officer of Buyer;

            (k) intentionally omitted;

            (l) An opinion from Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to Buyer and Holdings, dated as of the Closing Date and addressed to the Sellers in form and substance satisfactory to the

Company, to the effect that: (i) Buyer is a corporation validly existing under the laws of the State of Nevada, and Holdings is a corporation validly existing under the laws of the State of Tennessee; (ii) as of July 31, 2001, the authorized capital stock of Holdings consists of 40,000,000 shares of common stock, no par value per share, of which 9,037,701 shares are issued and outstanding (without giving effect to the provisions of this Agreement) and 2,577,200 shares of Class A preferred stock, no par value per share, of which 2,577,200 shares are issued and outstanding; (iii) all of the Stock has been duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued and fully paid and nonassessable; (iv) each of Buyer and Holdings has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, and all corporate and other proceedings required to be taken by each of Buyer and Holdings to authorize the execution and performance of this Agreement, have been duly and properly taken; (v) this Agreement and the Buyer Ancillary Documents constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity; (vi) this Agreement and the Holdings Ancillary Documents the valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity; (vii) except as set forth on Schedule 4.02, neither the execution and delivery of this Agreement, the Buyer Ancillary Documents nor the consummation of the transactions herein or therein contemplated, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under Buyer's Articles of Incorporation or any material agreement or instrument known to Buyer's counsel after reasonable inquiry to which Buyer is a party or by which Buyer is bound;
(viii) except as set forth on Schedule 4.03, neither the execution and delivery of this Agreement, the Holdings Ancillary Documents nor the consummation of the transactions herein contemplated, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under Holdings' Charter, Bylaws or any material agreement or instrument known to Holdings' counsel after reasonable inquiry to which Holdings is a party or by which Holdings is bound; and (ix) except as set forth on Schedule 4.06 to such counsel's knowledge, after due inquiry, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against Buyer or Holdings, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which relate to the consummation of the transactions contemplated by this Agreement;

            (m) copies of resolutions duly adopted by the Board of Directors and sole shareholder of Buyer authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Buyer and copies of resolutions duly adopted by the Board of Directors of Holdings authorizing and approving Holdings' performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Holdings;

            (n) a certificate of an officer of the Buyer, dated as of the Closing Date, certifying that (A) the representations and warranties of Buyer made in this Agreement qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, on and as of such earlier date); and (B) Buyer has duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing;

            (o) a certificate of an officer of Holdings, dated as of the Closing Date, certifying that a certificate of an officer of Holdings certifying that
(A) the representations and warranties of Holdings made in this Agreement qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality are true and correct, and those not so qualified are true and correct in all material respects, on and as of such earlier date); and (B) Holdings has duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing;

            (p) a certificate of incumbency, dated as of the Closing Date, for the officers of Buyer making certifications for Closing or executing this Agreement, the Promissory Note, Assignment and Assumption Agreement or any other document, agreement or certificate contemplated by the terms hereof to be executed and delivered by Buyer;

            (q) a certificate of incumbency, dated as of the Closing Date, for the officers of Holdings making certifications for Closing or executing this Agreement or any other document, agreement or certificate contemplated by the terms hereof to be executed and delivered by Holdings;

            (r) a certificate of corporate existence of Buyer from the State of Nevada, dated the most recent practical date prior to Closing; and

            (s) a certificate of corporate existence of Holdings from the State of Tennessee, dated the most recent practical date prior to Closing.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Shareholders and the Company hereby, jointly and severally, represents and warrants to both Buyer and Holdings as follows as of the date of this Agreement and as of the Closing Date:

      3.01 Corporate Organization; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has full corporate power and authority to carry on the Business as it is now being conducted and to own the properties and assets it now owns, including without limitation the Assets. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth in
Schedule 3.01, which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on the Business or the results of operations or prospects of the Company.

      3.02 Company's Corporate Powers; Absence of Conflicts With Other Agreements, etc.

            (a) The execution, delivery and performance by the Company of this Agreement and the other agreements and transactions contemplated hereby:

                  (i) are within the Company's corporate powers, are not in
            contravention of the terms of the Company's Articles of Incorporation, Bylaws, or resolutions of the Board of Directors or owners of an equity interest in the Company, and have been duly authorized by the Board of Directors of the Company, as and to the extent required by the Company's Articles of Incorporation and applicable law; and

                  (ii) except as set forth on Schedule 3.02, (A) will not
            constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to the Company or any of the Assets, (B) will not violate any law, rule or regulation of any governmental authority applicable to the Company or any of the Assets, (C) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, and (D) whether with or without notice, the lapse of time or both, will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or create any lien, security interest, charge, encumbrance or restriction on any of the Assets.

            (b) This Agreement has been duly and validly executed and delivered by the Company and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by the Company (the "Company Ancillary Documents") will have been duly and validly executed and delivered by the Company. This Agreement constitutes, and upon their execution and delivery, each of the Company Ancillary Documents will constitute, the valid, legal and binding obligation of the Company, enforceable against it in accordance with their terms.

      3.03 Shareholder's Capacity; Absence of Conflicts With Other Agreements, etc.

            (a) The execution, delivery and performance by each of the Shareholders of this Agreement and the other agreements and transactions contemplated hereby:

                  (i) is within the authority and legal capacity of each
            Shareholder; and

                  (ii) except as set forth on Schedule 3.03, (A) will not
            constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to any Shareholder, (B) will not violate any law, rule or regulation of any governmental authority applicable to any Shareholder, (C) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, and (D) whether with or without notice, the lapse of time or both, will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Shareholder is a party or by which it is bound or create any lien, security interest, charge, encumbrance or restriction on any of the Assets.

            (b) This Agreement has been duly and validly executed and delivered by each Shareholder and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by each Shareholder (the "Shareholder Ancillary Documents") will have been duly and validly executed and delivered by each Shareholder. This Agreement constitutes, and upon their execution and delivery, each of the Shareholder Ancillary Documents will constitute, the valid, legal and binding obligation of each Shareholder, enforceable against it in accordance with their terms.

      3.04 Title to Assets. The Company has good, valid and marketable title to all of the Assets owned by the Company, free and clear of any liens, pledges, claims, charges, rights of first refusals, security interests, encumbrances or rights of other parties; and the Company has a good and valid leasehold estate in all of the Assets leased by the Company or a good and valid license or right to use all of the Assets otherwise used by the Company. The Assets, together with the Excluded Assets, constitute all of the assets necessary or appropriate for the continued operation of the Business by the Buyer after Closing in the same fashion as the Company is currently operating the Business. All equipment and other personal property constituting a portion of the Assets are in good operating condition and repair, ordinary wear and tear excepted.

      3.05 Capitalization. As of the date hereof, the Company's authorized capital stock consists of 2,500 shares of common stock, $1.00 par value per share, 1,500 shares of which are issued and outstanding. There are no other classes of securities of the Company outstanding. Each person or entity is the legal and beneficial owner of and has good and marketable title to the shares of capital stock of the Company set forth opposite its name on Schedule 3.05, free and clear of any and all liens, claims, pledges, encumbrances, charges and contractual restrictions whatsoever.

      3.06 Subsidiaries. Except as set forth on Schedule 3.06, the Company does not own, directly or indirectly, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

      3.07 Financial Statements. Attached hereto as Schedule 3.07 are the following financial statements of the Company (collectively, the "Financial Statements"):

            (a) the Company's unaudited balance sheets dated as of December 31, 1999 and December 31, 2000;

            (b) the Company's unaudited statements of income for the twelve (12) months ended December 31, 1999 and December 31, 2000;

            (c) the Company's unaudited balance sheet dated as of July 25, 2001 (the "Balance Sheet Date"); and

            (d) the Company's unaudited statement of income for the six (6) months ended June 30, 2001.

The Financial Statements have been prepared from the books and records of the Company which accurately and fairly reflect in all material respects the transactions with respect to the Business. The Financial Statements fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with sound accounting principles and practices. The Financial Statements reflect the consistent application of sound accounting principles and practices throughout the periods involved and no financial statements of any other entity are required by sound accounting principles and practices to be included in the financial statements of the Company. The Financial Statements accurately reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates thereof. The Company has adequately funded all accrued employee benefit costs and such funding is reflected on the Financial Statements.

      3.08 Undisclosed Liabilities. Except as otherwise set forth on Schedule
3.08 or as reflected in the most recent Financial Statements, the Company does not have any material liabilities or obligations or any nature, whether absolute, accrued, asserted or unasserted, contingent or otherwise or whether due or to become due, and neither the Company nor any Shareholder knows or has reason to know of any basis for the assertion against the Company of any such liability or obligation or any nature not described in Schedule 3.08 or in the Financial Statements.

      3.09 Post-Balance Sheet Results. Except as set forth on Schedule 3.09, since the Balance Sheet Date with respect to the Business, there has not been:

            (a) any damage, destruction or loss (whether or not covered by insurance), the occurrence of which could reasonably be expected to have a material adverse effect on the Assets or Business;

            (b) any sale, lease, transfer or disposition by the Company of any of the Assets except sales, leases, transfers or dispositions of non-material portions of the Assets or use of supplies or inventory with replacements thereof in the ordinary course of the Company's business; or

            (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Company's operations, prospects, Business, or the value of the Assets other than such changes, facts and conditions, if any, affecting the general economy or the electronic payment industry generally.

      3.10 Merchants. The Company's most recent Visa International, Inc. ("Visa")/MasterCard International, Inc. ("MasterCard") settlement report (the "Settlement Report") issued by FDMS is attached hereto as Schedule 3.10(a). Since the date of the Settlement Report, there has not been any material adverse change in the value of the Merchant accounts taken as a whole. To the knowledge of Sellers, no Merchant that had transactions, in the aggregate, with a value in excess of Ten Thousand and No/100 Dollars ($10,000.00) as reflected on the Settlement Report intends to cancel or terminate its Merchant Account or business with the Company, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise and, to the knowledge of Sellers, no such Merchant intends to materially change it transaction volume following Closing or will not continue such relationship with Buyer after the Closing. The Settlement Report is representative of a month during which the Business was conducted in the ordinary course. Schedule 3.10(b) sets forth for each Merchant (i) its name and address; (ii) its current year-to-date sales; and
(iii) the discount rate contracted. Schedule 3.10(c) lists as of May 10, 2001, the merchant reserve accounts maintained by each of the Merchants pursuant to the applicable Merchant Agreement.

      3.11 Tax Matters. The Company has filed all Tax Returns required by law to be filed by it and has paid all Taxes, assessments and other governmental charges shown thereon as due and payable, the failure of which to be filed or paid could adversely affect Buyer or Holdings, result in a lien on the Assets, or could impose upon Buyer or Holdings any transferees liability for any Taxes due other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures and not material in amount. All of such Tax Returns have been prepared and filed in accordance with applicable laws and regulations. Each such Tax Return is true in all material respects, accurate and complete. As used herein, "Taxes" or "Tax" shall mean all taxes, however denominated, including any interest, penalties or other additions to taxes that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, levies or assessments for unclaimed property under applicable escheat or unclaimed property laws, taxes under the applicable bulk sale statutes and other obligations of the same or of a similar nature to any of the foregoing. As used herein. As used herein, "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

      3.12 Contracts. Except for the Assumed Contracts or as otherwise set forth on Schedule 3.12(a) hereto, the Company is not a party or subject to any agreement, contract, or obligation, whether written or oral, express or implied, including without limitation:

                  (i) any Independent Service Organization agreement or any Independent Training Organization agreement;

                  (ii) any agreements with authorization network vendors;

                  (iii) any agreement with a processing bank or other entity that processes credit card or other transactions on behalf of or for the benefit of the Company;

                  (iv) any agreement that limits the right of the Company or any Shareholder to engage in or to compete with any person in any business;

                  (v) for the lease of any tangible or intangible property;

                  (vi) not in the ordinary course of business;

                  (vii) for the purchase or sale of any equipment, supplies or services with a value in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                  (viii) for any power of attorney;

                  (ix) with any attorney, law firm, or corporation, limited liability company or other entity that provides legal services to the Company;

                  (x) with any accountants or certified public accounting firm;

                  (xi) with any person or entity that is primarily in the business of providing information technology products or services; and

                  (xii) otherwise material to the Assets, Business or operation of the Company.

Except as noted in Schedule 3.12(b), each of the Assumed Contracts is in full force and effect; each is a legal, valid and binding contract; there has been no threatened cancellation thereof and there are no outstanding disputes thereunder; each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business; all will continue to be binding in accordance with their terms after consummation of the transactions contemplated herein including obtaining the consents specified in Article V hereof; there is no material default (or an event which, with the giving of notice or lapse of time or both would be a material default) by the Company; and there is no pending or, to the knowledge of the Company and the Shareholders, threatened, bankruptcy, insolvency or similar proceeding with respect to any other party to the Assumed Contracts.

      3.13 Patents, Trademarks, Etc. Except as set forth in Schedule 3.13, the Owned Intellectual Property together with the Licensed Intellectual Property, constitute all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights and licenses as are material to the Business. Except as set forth on Schedule 3.13, all patents, copyrights, service marks and trademarks, and all registrations and applications with respect thereto (i) have been duly maintained (including the proper, sufficient and timely submission of all necessary filings and fees), (ii) have not lapsed, expired or been abandoned, and (iii) are not the subject of any opposition, interference, cancellation or other proceeding before any governmental registration or other authority in any jurisdiction. To the knowledge of Sellers, no infringement exists by the Company on the intellectual property rights of any other person or entity that results in any way from the operations of the Businesses (nor is there a basis for such). To the knowledge of Sellers, there is no infringing use of any of the Owned Intellectual Property by any other person or entity. The Company has the right to assign to the Buyer all of the Licensed Intellectual Property. Except as set forth on Schedule 3.13, the Business has been operated solely under the name "1st National Processing".

      3.14 Employees and Contractors.

            (a) Schedule 3.14(a) contains a list of all of the Company's employees and independent sales representatives, their current salary or wage rates, department and a job title or other summary of the responsibilities of such employees. Since the Balance Sheet Date, except in the ordinary course of business consistent with past practice, there has not been any increase in the compensation payable or to become payable by the Company to any of the Company's officers, employees or agents, or any bonus payment or arrangement made to or with any such person, except as described in Schedule 3.14(a).

            (b) The Company has not incurred any liability, or taken or failed to take any action which will result in any liability, in respect of any failure to comply with the Fair Labor Standards Act or any other applicable law relating to minimum wages or maximum hours for employees, equal opportunity, collective bargaining, workers' compensation insurance, or payment of social security or Taxes. Except as set forth on Schedule 3.14(b), the Company has not entered into any written or verbal agreements with the Company's employees providing for a specified employment term. Schedule 3.14(c) includes a list of all employees of the Company (other than "part-time employees") who have been "terminated" or "laid-off" since

January 1, 2001 (as such quoted terms are defined in the Worker Adjustment and Retraining Notification Act).

            (c) To the knowledge of Sellers, no independent sales representative of the Company that received in excess of One Thousand and No/100 Dollars ($1,000.00) as payment of residuals during the calendar year 2000 intends to cancel or terminate its relationship with the Company prior to Closing or will not continue such relationship with Buyer after the Closing, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

      3.15 Labor Matters. The Company has no collective bargaining agreements with any labor union and there are no current negotiations with a labor union. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company. No grievance which might have an adverse effect on the Sellers, Company or Business or any such arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists. The Company has not experienced any employee strike.

      3.16 Employee and Labor Matters; Employee Benefit Plans.

            (a) Schedule 3.16 sets forth a complete and correct list (all of which are collectively referred to as the "Employee Benefit Plans") of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all "specified fringe benefit plans" as defined in Section 6039D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or employment, consulting, change in control, independent contractor, professional services, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto, (i) which is currently or has been at any time maintained or contributed to by the Company, or (ii) with respect to which the Company has any liability or obligations to any current or former officer, Employee (as hereinafter defined), or service provider of the Company or any ERISA Affiliate (as hereinafter defined), or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of liability or any obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not now due or to become due, to the Company or an ERISA Affiliate.

            (b) The Company and its ERISA Affiliates have never maintained or contributed to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

            (c) There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Employee Benefit Plans and related funding arrangements that could subject the Company to any liability. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and no event has occurred which could cause any Employee Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Employee Benefit Plan has been operated in compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms.

            (d) All required reports, tax returns, documents and plan descriptions of the Employee Benefit Plans have been timely filed with the Internal Revenue Service ("IRS"), the United States Labor Department (the "DOL") and the Pension Benefit Guaranty Corporation (the "PBGC") and/or, as appropriate, provided to participants in the Employee Benefit Plans.

            (e) No written or oral representations have been made to any Employee or former Employee of the Company promising or guaranteeing any employer payment or funding, and no Employee Benefit Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee of the Company for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA ("COBRA")). The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of the Company. No Employee Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by the Company pursuant to Section 162 of the Code.

            (f) The Company and its ERISA Affiliates have complied with the continuation coverage provisions of COBRA with respect to all current Employees and former Employees.

            (g) Neither the Company, any ERISA Affiliate nor any other employer who has participated or is participating in any employer plan (a "Sponsor") has incurred any liability to the DOL, the PBGC or the IRS in connection with any of the Employee Benefit Plans, and no condition exists that presents a risk to the Company or any Sponsor of incurring any liability to the DOL, the PBGC or the IRS.

            (h) The Company has paid in full all amounts which are required under the terms of each Employee Benefit Plan to have been paid as of the date of this Agreement. As of the Closing Date, the Company shall have paid in full all liabilities accrued with respect to each Employee or former Employee in each Employee Benefit Plan.

            (i) All amounts required under any Employee Benefit Plan or arrangement that provides for severance payments to Employees will be paid on or prior to the completion of the transactions contemplated herein.

            (j) For purposes of this Section 3.16, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Benefit Plan; and (iii) any predecessor or successor company or trade or business of the Company or any entity described in
Section 3.16(j)(i) and 3.16(j)(ii).

            (k) For purposes of this Section 3.16, the term "Employee" shall be considered to include individuals rendering personal services to the Company as independent contractors and leased employees as defined in Code Section 414(n) and the regulations promulgated pursuant thereto.

            (l) Schedule 3.16(l) hereto sets forth the Company's obligation to its employees with respect to vacation, paid time off, sick leave and holiday benefits.

      3.17 Litigation. Except as otherwise set forth on Schedule 3.17, there is no litigation, arbitration, governmental claim, investigation or proceeding, whether by a Credit Card Company or otherwise, proceeding pending or, to the knowledge of Sellers, threatened against the Company at law or in equity before any court or other governmental agency or before any applicable agent of a Credit Card Company. Except as otherwise set forth on Schedule 3.17, there are no pending, or to the knowledge of Sellers, threatened claims, litigation or other action relating to any Employee Benefit Plan (other than ordinary course claims for benefits). No such proceeding set forth on Schedule 3.17 concerns the transactions contemplated hereby or the ownership or other rights with respect to the Assets.

      3.18 Compliance. The Company is in compliance in all material respects with all applicable local, state and federal laws, ordinances, regulations, court or administrative orders or decrees. The Company is in full compliance with all of the rules and regulations of applicable Credit Card Companies.

      3.19 Environmental Matters. Except as otherwise set forth on Schedule 3.19, (i) the Company has complied in all material respects with all applicable federal, state, local, and foreign environmental laws relating to pollution or the protection of human health and the environment and the requirements of any permits, licenses, or authorizations issued under such environmental laws with respect to any real property owned or leased by the Company (the "Real Property"); (ii) no past or present circumstances, activities, events, conditions, or occurrences exist that could reasonably be anticipated to form the basis of an environmental claim or government action against the Real Property or the Company based on any environmental or other law; to cause the Real Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any environmental law; or to prevent or interfere with the Buyer's ability to fully operate and maintain the Real Property as contemplated herein and in compliance in all material respects with all applicable environmental laws; (iii) all permits, authorizations, and licenses required under any applicable environmental law to operate and maintain the Real Property are valid and in full force and effect; (iv) no past, pending, or, to the knowledge of Sellers, threatened environmental claims against the Real Property or the Company with respect to the Real Property exist; (v) hazardous materials, substances, or waste, as those terms are defined or commonly used in environmental laws, have not at any time been generated, used, treated, recycled, stored, released, deposited, or disposed of on, or transported to or from, the Real Property; and (vi) underground storage tanks are not now and have never been located at, on, or under the Real Property; there is no asbestos contained in, forming part of, or contaminating any part of the Real Property; and no polychlorinated biphenyls are used, stored, located at, or contaminate any part of the Real Property.

      3.20 Certain Payments. Neither the Company, any Shareholder nor any equity owner, director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Business or any affiliate of the Company, or
(D) in violation of any law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.21 No Conflict of Interest. Neither any of the Shareholders nor any of their affiliates owns, directly or indirectly (except in the capacity as a shareholder), in whole or in part, any real or personal property, tangible or intangible, which the Company is now using or the use of which is necessary for the Business. No officer, director or shareholder of the Company, or any person in the family of or who is a partner of any officer, director or shareholder of the Company, (i) is indebted to the Company, or (ii) has any direct or indirect ownership interest in (A) any entity that sells goods or services to the Company, (B) any other entity with which the Company has a business relationship or (C) in any entity that competes with the Company.

      3.22 Investment.

            (a) The Company and, indirectly each of the Shareholders, are acquiring the Stock for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act").

            (b) Each Seller is not relying upon any representation or warranty of Buyer, Holdings, any of their respective officers, directors, employees, agents, representatives or affiliates, except for those representations and warranties set forth in this Agreement, any other agreements contemplated hereby, the Schedules hereto and such certificates and other instruments required to be delivered pursuant to the terms hereof.

            (c) Each Seller is an "accredited investor" within the meaning of Rule 501 of the 1933 Act and is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Stock and to understand the risks of, and other considerations relating to, its acquisition of the Stock and has no need for liquidity in its investment and has the ability to bear the economic of its investment.

            (d) Each Seller is aware that as of the Closing Date, the Stock will not have been registered under the 1933 Act or any state's securities laws. Each Seller further understands that the certificates representing the Stock will include an appropriate legend to the effect that such securities have not been registered under the 1933 Act or any state's securities laws and that such securities may not be sold or transferred except in compliance with the 1933 Act and applicable state securities laws and that the Company may require that the Company receives an opinion of counsel to such effect.

            (e) Each Seller acknowledges that the Stock has not been registered under the 1933 Act by reason of specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of each Seller's investment intent as expressed herein.

            (f) Each Seller further acknowledges that the Stock must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available. Each Seller has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions and that such rule may not become available for resale of the Stock.

            (g) Each Seller further acknowledges that it has been given access to full and complete information regarding Buyer and Holdings, has had the opportunity to meet with officers of Buyer and Holdings, has had the opportunity to review all documents requested by such Seller in writing and has utilized such access and opportunity to its own satisfaction for the purpose of obtaining such information. Each Seller has been given the opportunity to attend a meeting with officers of Buyer and Holdings for the purpose of asking questions of, and receiving answers from, such representatives concerning the business of Buyer and Holdings, the capital structure of Holdings and such other additional information as each Seller deems necessary to make an informed investment decision relating to the Stock and to verify the accuracy of such information.

      3.23 Disclosure. No representation or warranty made herein by the Company or any Shareholder, nor in any statement, certificate or instrument to be furnished to the Buyer or Holdings by the Company or any Shareholder pursuant to any Company Ancillary Document or Shareholder Ancillary Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS

      Each of Buyer and Holdings hereby, jointly and severally, represents and warrants to the Company and each Shareholder as follows as of the date of this Agreement and as of the Closing Date:

      4.01 Corporate Organization; Etc. Each of the Buyer and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the states of Nevada and Tennessee, respectively. Each of the Buyer and Holdings has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each of the Buyer and Holdings is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 4.01, which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on the Buyer's or Holdings' applicable business or the results of operations or prospects of the Buyer or Holdings, as applicable.

      4.02 Buyer's Corporate Powers; Absence of Conflicts With Other Agreements, etc.

            (a) The execution, delivery and performance by the Buyer of this Agreement and the other agreements and transactions contemplated hereby:

                  (i) are within the Buyer's corporate powers, are not in
            contravention of the terms of the Buyer's Articles of Incorporation, Bylaws, or resolutions of the Board of Directors or shareholders of Buyer, and have been duly authorized by the Board of Directors of the Buyer, as and to the extent required by the Buyer's Articles of Incorporation and applicable law; and

                  (ii) except as set forth on Schedule 4.02, (A) will not
            constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to the Buyer, (B) will not violate any law, rule or regulation of any governmental authority applicable to the Buyer, (C) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, and
            (D) whether with or without notice, the lapse of time or both, will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound.

            (b) This Agreement has been duly and validly executed and delivered by the Buyer and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by the Buyer (the "Buyer Ancillary Documents") will have been duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution and delivery, each of the Buyer Ancillary Documents will constitute, the valid, legal and binding obligation of the Buyer, enforceable against it in accordance with their terms.

      4.03 Holdings' Corporate Powers; Absence of Conflicts With Other Agreements, etc.

            (a) The execution, delivery and performance by Holdings of this Agreement and the other agreements and transactions contemplated hereby:

                  (i) are within Holdings' corporate powers, are not in
            contravention of the terms of Holdings' Charter, Bylaws, or resolutions of the Board of Directors or shareholders of Holdings, and have been duly authorized by the Board of Directors of Holdings, as and to the extent required by the Holdings' Charter and applicable law; and

                  (ii) except as set forth on Schedule 4.03, (A) will not
            constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Holdings, (B) will not violate any law, rule or regulation of any governmental authority applicable to Holdings, (C) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, and (D) whether with or without notice, the lapse of time or both, will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Holdings is a party or by which it is bound.

      (b) This Agreement has been duly and validly executed and delivered by Holdings and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by Holdings (the "Holdings Ancillary Documents") will have been duly and validly executed and delivered by Holdings. This Agreement constitutes, and upon their execution and delivery, each of the Holdings Ancillary Documents will constitute, the valid, legal and binding obligation of the Holdings, enforceable against it in accordance with their terms.

      4.04 Capitalization. As of July 31, 2001, the authorized capital stock of Holdings consists of 40,000,000 shares of common stock, no par value per share, of which 9,037,701 shares are issued and outstanding (without giving effect to the provisions of this Agreement) and 2,577,200 shares of Class A preferred stock, no par value per share, of which 2,577,200 shares are issued and outstanding. There are no other classes of securities of Holdings outstanding. Except as otherwise disclosed on Schedule 4.04, (i) no subscription, warrant, option, convertible security or other right to purchase or acquire any shares of the capital stock of Holdings from Holdings is outstanding (excluding the rights of Sellers); (ii) Holdings has no obligation to issue any warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of the capital stock of Holdings any evidence of indebtedness or assets of Holdings; and (iii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Holdings. The authorized capital stock of the Buyer consists of one hundred (100) shares of common stock, no par value per share, of which one hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Buyer are owned by Holdings. The Stock, when issued and delivered in accordance with the terms of and for the consideration expressed in this Agreement, will be duly and validly issued, fully paid and nonassessable.

      4.05 Compliance. The Buyer is in compliance in all material respects with all applicable local, state and federal laws, ordinances, regulations, court or administrative orders or decrees. The Buyer is in full compliance with all of the applicable rules and regulations of the applicable Credit Card Companies.

      4.06 Litigation. Except as set forth on Schedule 4.06, there is no litigation, arbitration, governmental claim, investigation or proceeding, whether by a Credit Card Company or otherwise, pending or, to the knowledge of Buyer or Holdings, threatened against the Buyer or Holdings at law or in equity before any court or other governmental agency or before any applicable agent of a Credit Card Company. No such proceeding concerns the transactions contemplated hereby.

      4.07 Disclosure. No representation or warranty made herein by the Buyer or Holdings, nor in any statement, certificate or instrument to be furnished to the Sellers by the Buyer or Holdings pursuant to any Buyer Ancillary Document or Holdings Ancillary Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE V
                           COVENANTS PRIOR TO CLOSING

      5.01 Access to Information.

            (a) From the date hereof to the Closing Date, the Company shall accord to Buyer and Holdings, their counsel, accountants and other representatives full access to all of the properties, books, records, contracts, commitments and records of the Company and furnish Buyer and Holdings during such period with all such information concerning the business and properties of the Company as Buyer and Holdings and their representatives reasonably may request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under the Agreement.

            (b) From the date hereof to the Closing Date, Holdings shall accord to the Sellers, their counsel, accountants and other representatives full access to all of the properties, books, records, contracts, commitments and records of the Holdings and furnish Sellers during such period with all such information concerning the business and properties of Holdings as Sellers and their representatives reasonably may request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Holdings in connection with such investigation of the properties and business of Holdings. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under the Agreement.

      5.02 Affirmative Covenants of the Company. During the period from the date of this Agreement to the Closing Date, the Company will (i) continue to operate its business in the usual, regular, and ordinary course of business, consistent with past practices, (ii) maintain in effect adequate casualty, public liability, and workers' compensation insurance coverage, (iii) maintain the Assets in their present condition, ordinary wear and tear excepted, (iv) comply with all applicable laws and regulations of governmental agencies or authorities, (v) operate its business in the manner necessary to maintain its reputation and the goodwill of its customers, Merchants, processors, vendors, lessors, lessees and others having business relations with the Company, including without limitation the Company's independent marketing representatives, and (vi) keep in force all licenses, permits and approvals necessary for the operation of its business as now conducted. Without limiting the generality of the foregoing, Sellers shall not take any action that will result, directly or indirectly, in a material adverse change in the value of the Merchant Accounts taken as a whole since the date of the Settlement Report.

      5.03 Negative Covenants of the Company. During the period from August 1, 2001 to the Closing Date, the Company will not, without the prior written consent of Buyer, and unless otherwise expressly permitted herein:

            (a) purchase or acquire any of the Assets, whether real or personal, tangible or intangible, or sell or dispose of any of the Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

            (b) purchase any securities or make any material investment, either by purchase of stock or other securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any other entity;

            (c) take, fail to take, or permit any action, the result of which would be to make any representation or warranty of Article III untrue, including without limitation Section 3.09, or prevent the satisfaction of any condition set forth in Articles VI or VII;

            (d) distribute, consume or utilize any of the cash or other funds received by the Company from FDMS, Northern Trust or otherwise arising from or in connection with the transactions by the Merchants after the Effective Time; or

            (e) agree, whether in writing or otherwise, to do any of the foregoing.

      5.04 Notice of Adverse Change. The Company and each Shareholder will advise Buyer in writing of any material adverse change in the Assets, the Business, financial condition or prospects of the Company from August 1, 2001 to the Closing Date.

      5.05 Commercially Reasonable Efforts. Each of the parties hereto will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of the parties hereto will use commercially reasonable efforts to secure all agreements, consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the parties hereunder. Notwithstanding the foregoing,

            (a) the Company will give any notices of assignment to third parties required to be provided pursuant to any of the Assumed Contracts; and

            (b) each of the Sellers will use its best efforts to obtain any third party consents required in order to assign the Assumed Contracts to Buyer, including without limitation the consents listed in Schedule 5.05 attached hereto.

      5.06 Termination or Merger of Employee Benefit Plans. If requested by Buyer, prior to the Closing, the Company hereby covenants and agrees to freeze, terminate, amend, merge, or take other action with respect to any Employee Benefit Plan that Buyer, in its sole discretion, deems advisable and not inconsistent with this Agreement; to take all steps necessary to accomplish such requests, including terminating any Employee Benefit Plan; to provide all the required notices to participants and appropriate governmental agencies; to adopt all necessary resolutions and Employee Benefit Plan amendments in order to accomplish such requests; and to provide to Buyer satisfactory evidence of the executed documents described in this Section 5.06.

      5.07 No Solicitation of Other Offers. Neither the Company nor any Shareholder, acting through any director, officer or other agent (including any investment banker, attorney, accountant or other representative retained by it), shall solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to the acquisition of any of the capital stock of the Company or a substantial portion of the Assets. Neither the Company nor any Shareholder will, prior to the Closing, enter into or conduct any discussions with any other prospective purchaser of any or all of the capital stock of the Company or the Assets regarding such a purchase or enter into any agreement or negotiations with respect to the disposition of any or all of the capital stock of the Company or the Assets, regardless of the form of the transaction, without the written consent of Buyer. The Company and each Shareholder shall promptly advise Buyer in writing of any such inquiries, proposals or discussions received by the Company or a Shareholder after the date hereof.

      5.08 Confidentiality and Public Announcements. Each of the parties hereto shall keep confidential all information concerning the transactions contemplated hereby, this Agreement or provided to it by the other parties hereto and, in the event of termination of this Agreement pursuant to Article X, shall, upon request, deliver to the other parties hereto all documents and other materials previously delivered concerning the transactions contemplated hereby. Neither any party hereto nor any of their representatives shall make any public announcement with respect to this Agreement without the prior written consent of the other parties hereto. Prior to the Closing Date, Buyer and the Company will consult with each other before issuing and reasonably agree upon the content of any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and, prior to the Closing Date, shall not issue any such press release or make any such public statement prior to such consultation and agreement. Notwithstanding the foregoing, the Company may make any required mailings and notices to its shareholders required by law or deemed reasonably appropriate.

      5.09 Supplements to Schedules.

            (a) From time to time prior to the Closing, Sellers will promptly supplement or amend the Schedules prepared pursuant to Article III hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Article III Schedules or which is necessary to correct any information in such Article III Schedules which has been rendered inaccurate thereby; provided, however, that upon delivery of any such supplement or amendment to the Schedules, Buyer shall have the right to terminate this Agreement by notifying the Company of Buyer's election so to terminate within five (5) business days of Buyer's receipt of any such supplement or amendment; provided further, however, in the event Buyer so notifies the Company of Buyer's election to terminate this Agreement, the Company shall, upon providing within three (3) business days of its receipt of such election written notice to Buyer of its intent to attempt to do so, be entitled to ten (10) business days to cure any such matter, condition or circumstance so disclosed by such supplement or amendment. Furthermore, within five (5) business days of Buyer's receipt of any supplement or amendment to the Article III Schedules, Buyer shall send the Company notice whether Buyer accepts or rejects such supplement or amendment. If Buyer accepts such supplement or amendment or fails to provide the Company with the required notice, the Article III Schedules shall be modified as contemplated by such supplement or amendment. If Buyer rejects any supplement or amendment to the
Article III Schedules, then for purposes of determining the rights of Seller Indemnified Parties (as hereinafter defined) and Buyer Indemnified Parties (as hereinafter defined) pursuant to

Article IX below, the Article III Schedules shall be deemed to have been unaffected by any such supplement or amendment.

            (b) From time to time prior to Closing, Buyer will promptly supplement or amend the Schedules prepared pursuant to Article IV hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Article IV Schedules which has been rendered inaccurate thereby; provided, however, that upon delivery of any such supplement or amendment to the Article IV Schedules, the Company shall have the right to terminate this Agreement by notifying the Buyer of the Company's election so to terminate within five (5) business days of the Company's receipt of any such supplement or amendment; provided further, however, in the event the Company so notifies the Buyer of the Company's election to terminate this Agreement, the Buyer shall, upon providing within three (3) business days of its receipt of such election written notice to the Company of its intent to attempt to do so, be entitled to ten (10) business days to cure any such matter, condition or circumstance so disclosed by such supplement or amendment. Furthermore, within five (5) business days of the Company's receipt of any supplement or amendment to the Article IV Schedules, the Company shall send the Buyer notice whether the Company accepts or rejects such supplement or amendment. If the Company accepts such supplement or amendment, or fails to provide the Buyer with the required notice, the Article IV Schedules shall be modified as contemplated by such supplement or amendment. If the Company rejects any supplement or amendment to the Article IV Schedules, then for purposes of determining the rights of the Seller Indemnified Parties and Buyer Indemnified Parties pursuant to Article IX below, the Article IV Schedules shall be deemed to have been unaffected by any such supplement or amendment.

                                   ARTICLE VI
                        CONDITIONS TO CLOSING BY SELLERS

      The obligations of the Company and each Shareholder to close the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions.

      6.01 Compliance. The representations and warranties of Buyer and Holdings made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each of Buyer and Holdings shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing.

      6.02 Action; Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against the Company or any Shareholder which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the consummation of the transactions contemplated hereby or seeks damages in a material amount by reason of the consummation of such transactions.

      6.03 Delivery of Certain Documents. At the Closing, the Buyer shall have delivered to the Company all of the documents, agreements and instruments contemplated by Section 2.02.

                                   ARTICLE VII
                   CONDITIONS TO CLOSING BY BUYER AND HOLDINGS

      The obligations of Buyer and Holdings to close the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions.

      7.01 Compliance. The representations and warranties of the Sellers made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each of Sellers shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing.

      7.02 Action; Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against the Buyer or Holdings which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the consummation of the transactions contemplated hereby or seeks damages in a material amount by reason of the consummation of such transactions.

      7.03 Delivery of Certain Documents. At the Closing, the Sellers shall have delivered to Buyer and Holdings all documents, agreements and instruments contemplated by Section 2.02.

      7.04 Pension Plan Liability. The Buyer shall be satisfied that it will incur no liability with respect to any Employee Benefit Plan or other pension or post-retirement benefits provided by the Company.

      7.05 Intentionally omitted.

      7.06 UCC Lien Search. The Buyer shall have received a satisfactory UCC lien search on the Company from the office of the Secretary of State of the Company's state of incorporation and each state listed in Schedule 3.01, and from the appropriate office in each county in which the Company has business operations. Such lien searches will be conducted by an entity or individual acceptable to the Buyer at the Buyer's sole expense and the Company shall have released any and all such liens requested by Buyer.

      7.07 Name Change. The Company shall have filed articles of amendment to its Articles of Incorporation with the Secretary of State of Nevada changing the name of the Company to First Nevada Holdings, Inc. The effective date of such amendment shall be no later than thirty (30) days following the Closing Date.

      7.08 No Adverse Change. There shall not have been any change between the date of the latest Financial Statements and the Closing Date which has had or will have a material adverse effect on the business, operations, financial condition, Assets or prospects of the Company, and a certificate shall have been delivered to Buyer to such effect signed by the each Shareholder and such officers of the Company as Buyer may request.

                                  ARTICLE VIII
                             POST CLOSING COVENANTS

      8.01 Employees. Provided that the Company shall have delivered to Buyer a list of the Company's employees and their respective salaries, benefits and job descriptions not less than five (5) days prior to the Closing Date, Buyer shall cause Century, to offer "at-will" employment to all employees of the Company except as otherwise set forth on Schedule 8.01 hereto, provided that all such employees shall be leased by Century to the Company. Such offers shall be for positions and at compensation comparable to that enjoyed by such employees (other than Shareholders, Clayton, Plappert and Shook) immediately prior to Closing. However, nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer or Century with respect to employees or to create or grant to any such employees third party beneficiary rights or claims or causes of action of any kind or nature. Notwithstanding the foregoing, Buyer does not commit to and does not guarantee the continued employment of any individual for any period following the Closing whether by Buyer, Century or otherwise. Such employees who accept such offers will be credited with their seniority with Seller and such seniority will be applied to Buyer's or Century's employee benefit programs to the extent legally permissible or to the extent permitted by the terms of any such employee benefit program.

      8.02 Further Assurances. From time to time, as and when reasonably requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further acts or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

      8.03 Further Transfer Documents. Sellers shall execute and deliver to Buyer such documents and instruments as are reasonably necessary to transfer the URL's and domain names that comprise a portion of the Owned Intellectual Property, including without limitation the URLs and domain names set forth on
Schedule 1.01(c).

      8.04 Health Plans. Buyer shall use its commercially reasonable efforts to cause Century to assume the following insurance plans of Seller: Aetna U.S. Healthcare - Medical Insurance, Delta Dental Insurance Company - Dental Insurance, Hartford - Short Term Disability Insurance. Seller agrees to cooperate with Buyer and Century and to execute and deliver such documents as Buyer or Century may reasonably request to effect the assignment and assumption of such insurance policies.

      8.05 Trailing Activities. Until the date that is nine (9) months after the Closing, the Sellers will assist the Buyer in resolving any trailing activity related to the Merchant Accounts, including without limitation Chargebacks (as defined in the applicable rules and regulations of Visa and/or MasterCard) and representments arising from or in connection with transactions by Merchants prior to the Effective Time.

      8.06 Name Change. The Sellers acknowledge and agree that the Buyer will acquire as part of the Assets the exclusive right to use the name "1st National Processing, Inc.", and any variation thereof and the goodwill associated therewith and that neither the Company nor the Shareholder will use the name "1st National Processing, Inc." or any derivative thereof subsequent to the Closing, except the Company may use the name "1st National Processing, Inc." for a period of thirty (30) days after the Closing Date. The Company further covenants and agrees that, on the Closing Date, the Company will file an amendment to its Articles of Incorporation changing its name to "First Nevada Holdings, Inc." and that such amendment shall have an effective date that is not more than thirty (30) days following the Closing Date. Within thirty (30) days following the Closing, the Buyer shall file with the Nevada Secretary of State articles of amendment to its Articles of Incorporation with the Secretary of State of Nevada changing the name of the Buyer to "1st National

Processing, Inc." The effective date of such amendment shall be thirty (30) days following the Closing Date.

      8.07 Existence. The Sellers hereby covenant and agree that the Company shall not be dissolved without the consent of Holdings during the eighteen (18) month period immediately following Closing.

      8.08 Employee Options. Holdings covenants and agrees that during the period of time beginning on the Closing Date and ending on thirty (30) days following the Closing Date, Holdings shall offer the individual employees of Seller hired by Century at the direction of Buyer (other than Shareholders) and designated by mutual agreement of T.A. Gillis and Gregory S. Daily and approved by the Board of Directors of Holdings, the opportunity to enter into an option agreement with Holdings, provided that the aggregate amount of all of such options to purchase shares of Common Stock of Holding shall not exceed such number as may be determined by the Board of Directors of Holdings.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.01 Indemnification of Buyer and Holdings. Subject to the terms of this
Article IX, the Company and each Shareholder (collectively, the "Seller Indemnifying Parties"), jointly and severally, agree to defend, indemnify and hold harmless Buyer, Holdings, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (collectively, the "Seller Indemnified Parties" and each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses including without limitation settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions (collectively, the "Losses") reasonably incurred by such Indemnified Party as a result of:

                  (a) the untruth, inaccuracy or breach of any representation or warranty made by the Company and/or by a Shareholder pursuant to Article III of this Agreement, any Company Ancillary Document or any Shareholder Ancillary Document;

                  (b) the nonfulfillment or breach of any covenant, agreement or obligation of the Company and/or by the Shareholders contained in this Agreement, any Company Ancillary Document or any Shareholder Ancillary Document;

                  (c) any claim or demand by any person or the heirs or estate of any person, including without limitation John Jackson, Jim Plappert and Jim Rust, asserting any interest in the Assets, the Company or seeking dissenters' or appraisal rights or any other claim in respect to the transactions contemplated by this Agreement;

                  (d) any failure of the Company to satisfy or comply with the requirements of any applicable bulk sales or similar law;

                  (e) other than Assumed Liabilities, all liabilities and expenses relating to Merchant account transactions occurring prior to the Effective Time;

                  (f) any liability of the Company or a Shareholder arising out of the operation of the Business prior to the Closing which is imposed upon Buyer or Holdings, except to the extent such liability has been expressly assumed by Buyer pursuant to the Assignment and Assumption Agreement, or any liability arising out of or relating to Retained Liabilities without limiting any of the other provisions hereof;

                  (g) the relationship, contractual or otherwise, whether written or oral, between the Company and John Jackson;

                  (h) any investigation of a Merchant initiated by the Company prior to Closing, except to the extent such Loss is a portion of the Assumed Liabilities; and

                  (i) any liability of the Company arising from or in connection with transactions settled pursuant to the Marketing Agreement between the Effective Time and the Closing, but only to the extent such liability exceeds the cash received by the Buyer following the Closing pursuant to
      Section 1.01(r).

      9.02 Indemnification of the Company and the Shareholders. Subject to the terms of this Article IX, Buyer and Holdings, jointly and severally, shall indemnify and hold harmless each Shareholder, the Company, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (collectively, the "Buyer Indemnified Parties" and each an "Indemnified Party"), from and against any and all Losses reasonably incurred by such Indemnified Party as a result of:

                  (a) the untruth, inaccuracy or breach of any representation or warranty made by the Buyer or Holdings in this Agreement, any Buyer Ancillary Document or in any Holdings Ancillary Document;

                  (b) the nonfulfillment or breach of any covenant, agreement or obligation of Buyer or Holdings contained in this Agreement, any Buyer Ancillary Document or in any Holdings Ancillary Document; and

                  (c) any liability imposed upon the Company to the extent that such liability has been expressly assumed by Buyer pursuant to the Assignment and Assumption Agreement.

      9.03 Procedure for Indemnification - Non Third Party Claims. Whenever any claim shall arise for indemnification hereunder not involving a Proceeding (as hereinafter defined), the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

      9.04 Procedure for Indemnification - Third Party Claims.

            (a) Promptly after receipt by an Indemnified Party of notice of the commencement of any demand, claim, action or proceeding made or brought by a third party, including a government agency (a "Proceeding"), such Indemnified Party will, if a claim is to be made against an indemnifying party pursuant to this Article IX, give notice to the indemnifying party of the commencement of the Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

            (b) If any Proceeding referred to in Section 9.04(a) is brought against an Indemnified Party and such Indemnified Party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the Proceeding involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party (in the Indemnified Party's sole discretion) and, after notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this
      Section 9.04 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (y) it will be conclusively established for purposes of this Agreement that the claims made in the Proceeding are within the scope of and subject to indemnification in accordance with this
      Article IX and (z) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Party's consent unless (I) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party; and (II) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (III) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

            (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settlement effected without its consent (which may not be unreasonably withheld.) If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

      9.05 Survival Claims Period. No claim for indemnification may be asserted hereunder unless the Indemnified Party gives the indemnifying party notice of such claim before the end of the applicable Survival Period (as hereinafter defined); provided that where notice of such claim has been timely given, such claim shall survive the expiration of the Survival Period.

      9.06 Amount Precedent to Any Indemnification Claim.

            (a) The Buyer Indemnified Parties shall not be entitled to receive payment of any claim for indemnification with respect to any matter arising under Section 9.02 unless:

                  (i) the amount of the claim arising out of such matter is in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one instance or in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate.

                  (ii) Notwithstanding the foregoing, any claims made with
            respect to the payment of the Purchase Price shall not be subject to the thresholds established by this Section.

            (b) The Seller Indemnified Parties shall not be entitled to receive payment for any claim for indemnification with respect to any matter arising under Section 9.01 unless:

                  (i) the amount of the claim arising out of such matter is in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one instance or in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate.

                  (ii) Notwithstanding the foregoing and except as set forth in
            Section 9.06(d), any claims having their bases in the following shall not be subject to the thresholds established by this Section:
            (i) breach of the representations and warranties contained in Sections 3.02(a)(ii), 3.03(a)(ii), 3.04 (but only with respect to title), 3.11, 3.16, 3.19 and 3.22, (ii) claims under Section 9.01(c), 9.01(d), 9.01(e), 9.01(f) and 9.01(h) or (iii) fraud or intentional misrepresentation.

      (c) The representations and warranties of the Company and Shareholders for purposes of determining whether a breach thereof has occurred that may entitle a Seller Indemnified Party to recover for any Losses under Section 9.01 shall not be deemed qualified by any references to materiality (or variations thereof) contained therein.

      (d) Notwithstanding the foregoing, the Seller Indemnified Parties shall not be entitled to receive payment for any claim for indemnification that arises more than sixty (60) days following Closing with respect to investigation fees taken by the Company prior to Closing unless the amount of all of such claims, in the aggregate, are in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).

      9.07 Cap on Indemnification Liability. The maximum indemnification liability of (i) any party hereto (other than Leon D. Ladd) with respect to any matter arising under Section 9.01 or Section 9.02, as the case may be, shall not exceed the Purchase Price and (ii) Leon D. Ladd with respect to any matter arising under Section 9.02 shall not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00); provided, however, that any claims for indemnification having their bases in the following shall not be subject to the cap or thresholds established by this Article IX: (i) breach of the representations and warranties contained in Sections 3.02(a)(ii), 3.03(a)(ii), 3.04 (but only with respect to title), 3.11, 3.16, 3.19 and 3.22, (ii) claims under Section 9.01(c), 9.01(d) and
9.01(f) or (iii) fraud or intentional misrepresentation.

      9.08 Payment. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability or by set-off against any amounts otherwise owed by the Buyer to Company, including without limitation the Promissory Note, or by the Company or a Shareholder to the Buyer, as the case may be.

                                    ARTICLE X
                                   TERMINATION

      10.01 Termination of Agreement. Except as otherwise set forth in Section 10.02, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date as follows:

            (a) By mutual written consent of the Buyer and the Company;

            (b) By Buyer, if there has been a material violation or breach by Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing;

            (c) By the Company if there has been a material violation or breach by Buyer or Holdings of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing;

            (d) By Buyer pursuant to Section 5.09(a) hereof;

            (e) By the Company pursuant to Section 5.09(b) hereof; or

            (f) By either the Company or Buyer if the Closing has not occurred on or before August 31, 2001.

      10.02 Effect of Termination. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor Buyer may terminate this Agreement if the event that gives rise to such termination right results in whole or in part from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement. The right of termination under Section 10.01 may be exercised by Buyer or Seller, as the case may be, only by giving written notice, signed on behalf of such party by its duly authorized officer, to the other parties hereto. Except for the obligations set forth in

Article IX and Sections 5.07, 5.08 and 11.02, all obligations, liabilities and responsibilities of the parties hereunder will terminate and have no further force or effect except that (a) upon request therefor, each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of the other party will be treated in accordance with the Section
5.08 hereof; and (b) no exercise by either party of its right to terminate this Agreement pursuant to Section 10.01 shall prejudice that party's rights and remedies against the other parties for breach of such other party's obligations under this Agreement or otherwise.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.01 No Brokerage. Each party hereto represents and warrants to the other parties hereto that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, and each party agrees to indemnify and hold the other party harmless against and in respect of any such obligation or liability based in any way on agreements, arrangements or understandings claimed to have been made by such party with any third party.

      11.02 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement including counsel and accountant's fees.

      11.03 Misdirected Payments, Etc.... The Company and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other.

      11.04 Third Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement other than an Indemnified Party.

      11.05 Entire Agreement/Amendment. This Agreement, including the Schedules, Buyer Ancillary Documents, Company Ancillary Documents and Shareholder Ancillary Documents, supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

      11.06 Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

      11.07 Waiver. The waiver by any party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

      11.08 Enforcement. Should any legal proceedings be commenced to secure or enforce any right under this Agreement or any agreement entered into pursuant to the terms hereof, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and costs, in addition to all other relief to which said party may be entitled. The term "prevailing party" shall mean that party whose position is substantially upheld in a final judgment rendered in such litigation, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body.

      11.09 Construction of Terms. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.

      11.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee without regard to its principles of conflicts of laws. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America located in the State of Tennessee (the "Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Courts and agrees not to plead or claim in any Court that such litigation brought therein has been brought in an inconvenient forum.

      11.11 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given on the date personally delivered, sent by registered or certified mail, with postage prepaid, or by any nationally recognized overnight courier service or by facsimile to the respective parties as follows:

         (a)   If to Sellers,    First Nevada Holdings, Inc.
               to:               fka 1st National Processing, Inc.
                                 689 Vineland Avenue
                                 Henderson, Nevada 89052-2826
                                 Attention:  T.A. Gillis
                                 Facsimile:  702-567-0633

               with a copy to:   David J. Bartone, Esq.
                                 1875 Eye Street, N.W.
                                 Twelfth Floor, International Square
                                 Washington, D.C. 20006
                                 Facsimile: 202-223-6220

         (b)   If to Buyer       iPayment Holdings, Inc.
               or Holdings, to:  30 Burton Hills, Suite 520
                                 Nashville, Tennessee  37215
                                 Attention:  Afshin M. Yazdian, Esq.
                                 Facsimile:  615-665-8434

               with a copy to:   Waller Lansden Dortch & Davis, A Professional
                                 Limited Liability Company
                                 511 Union Street, Suite 2100
                                 Nashville, Tennessee 37219-1760
                                 Attention:  Howard W. Herndon
                                 Facsimile:  (615) 244-6804

or to such other person or address as either party shall furnish the other party in writing.

      11.12 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the Company or Buyer.

      11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.14 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of the Company thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the Company's rights thereunder so that Buyer would not in fact receive all such rights, the Company shall cooperate in any reasonable arrangement designed to provide Buyer the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including without limitation, enforcement, at no out-of-pocket cost to Buyer, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

      11.15 Survival. All statements made by the parties hereto herein or in the Schedules or in any other financial statement, document, instrument, certificate, Exhibit or list delivered to each other hereunder by or on behalf of parties hereto shall be deemed representations and warranties of the parties hereto regardless of any investigation made by or on behalf of Buyer or Holdings. Furthermore, the representations, warranties, covenants and agreements made by the parties herein shall survive the Closing but shall expire on the date that is eighteen (18) months after the Closing Date, except with respect to the representations, warranties and covenants set forth in Sections 3.02(a)(ii), 3.03(a)(ii), 3.04 (but only with respect to title), 3.11, 3.16, 3.19 3.22 and
9.01(f), which shall survive for the applicable statute of limitations periods (collectively, the "Survival Period"). Notwithstanding the foregoing, this
Section 11.15 shall not provide third parties any benefit or longer period of time in which to assert a claim beyond that which is provided by the relevant statute of limitations.

      11.16 Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       1st NATIONAL PROCESSING, INC.

                                       By:    /s/ T.A. Gillis
                                           -------------------------------------
                                       Title:     Chairman
                                              ------------

                                          /s/ T.A. Gillis
                                       -----------------------------------------
                                       T.A. Gillis, Shareholder


                                          /s/ Leon D. Ladd
                                       -----------------------------------------
                                       Leon D. Ladd, Shareholder


                                          /s/ James L. Miller
                                       -----------------------------------------
                                       James L. Miller, Shareholder


                                       FIRST ACQUISITION COMPANY


                                       By:    /s/ Gregory S. Daily
                                           -------------------------------------
                                       Title: CEO
                                             -----------------------------------


                                       IPAYMENT HOLDINGS, INC.

                                       By:    /s/ Gregory S. Daily
                                          --------------------------------------
                                       Title: CEO
                                             -----------------------------------